Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-128860) of The Walt Disney Company of our report dated June 26, 2015 relating to the financial statements and supplemental schedule of Disney Savings and Investment Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA
June 26, 2015